Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by iAnthus Capital Holdings, Inc. under Item 4.01 of its Form 8-K dated November 12, 2026. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of iAnthus Capital Holdings, Inc. contained therein.

/S/ PKF O’Connor Davies, LLP New York, New York November 12, 2026